UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
63 Lancaster Avenue Malvern, PA	19355-2143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Departure of Current Chief Financial Officer

On August 17, 2011, Dr. Lior E. Yahalomi resigned as the Executive Vice President and Chief Financial Officer of Vishay Intertechnology, Inc. (the “Company”), effective as of August 31, 2011.

The Company issued a press release announcing Dr. Yahalomi’s resignation, which is furnished as Exhibit 99.1 to this current report on Form 8-K.

(c)  Appointment of New Chief Financial Officer

On August 17, 2011, effective as of September 1, 2011, the Company’s Board of Directors (the “Board”) appointed Lori Lipcaman, age 53, as the Chief Financial Officer of the Company.  Ms. Lipcaman has served as the Executive Vice President - Finance and Chief Accounting Officer of the Company since September 2008.  Previously, she served as the Company’s Corporate Senior Vice President, Operations Controller from March 1998 to September 2008.  Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989.

In connection with Ms. Lipcaman’s appointment to her new position as Executive Vice President and Chief Financial Officer, the Board, with the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved an annualized base salary of €325,000 (approximately $468,000) for Ms. Lipcaman and have provided to her a bonus opportunity of up to 50% of her base salary.  This 50% bonus opportunity will apply to years beginning with calendar year 2011 and will be determined based on the Company’s adjusted net earnings, free cash flow, fixed costs and corporate tax rate and her achievement of personal goals.  Also, effective for years beginning on and after January 1, 2012, Ms. Lipcaman will receive an annual grant of restricted stock units having a value of 25% of her base salary, one quarter of which will be in the form of time-based restricted stock units and three-quarters of which will be in the form of performance-based restricted stock units.  The number of shares subject to the grants will be determined based on the closing price of the Company’s common stock on the trading day immediately preceding January 1 of each year, and will vest, subject to the satisfaction of certain service and performance conditions, as applicable, on January 1 of the third calendar year beginning after the date of grant.

In addition, on August 17, 2011, the Board, upon the recommendation of the Compensation Committee, approved an equity incentive grant to Ms. Lipcaman of restricted stock units having a value of €81,250 (approximately $117,000), of which 25% will vest on January 1, 2014, subject to the satisfaction of the applicable service condition, and 75% will vest on January 1, 2014, subject to the satisfaction of the applicable service and performance conditions.

Ms. Lipcaman has an individual contractual pension arrangement with Vishay Europe GmbH, a German subsidiary of Vishay, that will pay an annual benefit upon retirement at age 65 based on the product of (i) 1.2% times (ii) her years of service (up to 25) times (iii) a portion of her compensation. The amount of compensation that will be taken into account was assigned in 2000 at Euro 106,800 per year and increases by three percent per year. The retirement benefit will not exceed 30% of her includible compensation. Subject to reductions by earnings from other employers, unemployment compensation and disability benefits, the amount payable under the individual contractual pension arrangement may commence on Ms. Lipcaman’s termination of employment by Vishay Europe before she attains age 65, or upon her disability. Vishay Europe has reserved the right to change Ms. Lipcaman’s benefits and to shorten or discontinue benefit payments if Vishay Europe’s financial condition is substantially impaired, in the event of changes in law or financial reporting requirements, or upon Ms. Lipcaman’s commission of an act that constitutes grounds for termination of employment for cause. Vishay Europe pays premiums pursuant to an insurance arrangement to provide protection of the benefit against its insolvency.  In addition, the Company has agreed to provide up to 3 years prior notice in the event that it desires to terminate Ms. Lipcaman’s employment.

Except as disclosed herein, Ms. Lipcaman was not selected pursuant to any arrangement or understanding between Ms. Lipcaman and any other person. There are no family relationships between Ms. Lipcaman and the directors or executive officers of the Company.

The Company issued a press release announcing Ms. Lipcaman’s appointment, which is furnished as Exhibit 99.1 to this current report on Form 8-K.

(e)  Compensatory Arrangements of Certain Officers

Dr. Lior Yahalomi

In connection with Dr. Yahalomi’s resignation from employment by the Company, subject to Dr. Yahalomi’s delivery and non-revocation of an executed general release, the Board, upon the recommendation of the Compensation Committee, approved the following payments and benefits to Dr. Yahalomi, in addition to the payments and benefits to which Dr. Yahalomi would have been entitled on a Company-initiated termination without cause under his employment agreement which were disclosed in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2011 (the “2011 Proxy Statement”): (i) a cash lump sum payment of approximately $1,747,000, which includes payments in lieu of severance and certain continued medical coverage and on account of certain unused vacation time; (ii) acceleration of Dr. Yahalomi’s right to exercise his outstanding and unexercised stock options and the extension of his post-employment exercise period for all unexercised stock options to August 31, 2012; (iii) continued payment of the lease and insurance coverage on the automobile made available for Dr. Yahalomi’s use during his employment through December 31, 2011; (iv) reimbursement of Dr. Yahalomi’s reasonable legal fees and expenses incurred in connection with the negotiation and documentation of his resignation agreement; and (v) continuation of director and officer indemnity protection for Dr. Yahalomi on the same basis as provided to active directors and officers.

Dr. Gerald Paul

The Compensation Committee approved an amendment to the compensation arrangements for Dr. Gerald Paul, the Company’s President and Chief Executive Officer, to provide that: (i) effective for years beginning on and after January 1, 2012, Dr. Paul’s annual bonus will be increased from one percent (1.0%) of the Company’s adjusted net earnings to one and one-quarter percent (1.25%) of the Company’s adjusted net earnings, subject to a maximum payment of three times his base salary; and (ii) for 2011, Dr. Paul’s annual bonus will be calculated as one and one-eighth percent (1.125%) of the Company’s adjusted net earnings, subject to a maximum payment of three times his base salary.

Marc Zandman

The Board, upon the recommendation of the Compensation Committee, approved certain changes in the compensation arrangements for Marc Zandman, the Company’s Executive Chairman of the Board and Chief Business Development Officer, and President - Vishay Israel Ltd.  Effective as of July 1, 2011, Mr. Zandman’s annualized base salary was increased from approximately $555,000 to approximately $800,000 (paid in NIS on the basis set forth in the 2011 Proxy Statement).  Also, effective for years beginning on and after January 1, 2012, Mr. Zandman’s annual bonus will be one percent (1.0%) of the Company’s adjusted net earnings, subject to a maximum payment of three times his base salary.  For 2011, Mr. Zandman’s annual bonus will be calculated as the sum of: (i) one-half of one percent (0.5%) of the Company’s adjusted net earnings for 2011, plus (ii) one-half of Mr. Zandman’s annual bonus entitlement as calculated for 2011 under his bonus program in effect before the amendment to his employment agreement (under which Mr. Zandman had the opportunity to earn up to 200% of his base salary based on the Company’s adjusted net earnings and free cash flow and his achievement of personal goals), subject to a maximum payment of three times his base salary.  Further, effective for years beginning on and after January 1, 2012, Mr. Zandman will receive an annual grant of restricted stock units having a value of 125% of his base salary, one quarter of which will be in the form of time-based restricted stock units and three-quarters of which will be in the form of performance-based restricted stock units.  The number of shares subject to the grants will be determined based on the closing price of the Company’s common stock on the trading day immediately preceding January 1 of each year, and will vest, subject to the satisfaction of certain service and performance conditions, as applicable, on January 1 of the third calendar year beginning after the date of grant.

In addition, on August 17, 2011, the Board, upon the recommendation of the Compensation Committee, approved an equity incentive grant to Mr. Zandman of restricted stock units having a value of $153,125, of which 25% will vest on January 1, 2014, subject to the satisfaction of the applicable service condition, and 75% will vest on January 1, 2014, subject to the satisfaction of the applicable service and performance conditions.

Dr. Felix Zandman

The Board, upon the recommendation of the Compensation Committee, approved the following payments and benefits to the estate of Dr. Felix Zandman, the Company’s late founder, or his other beneficiaries and successors-in-interest, in addition to the payments and benefits provided for under Dr. Zandman’s employment agreement: (i) payment of Dr. Zandman’s full annual bonus for 2011, to the extent earned, which payment will be made at the same time that other executive bonuses are payable; (ii) acceleration of the estate’s right to exercise all stock options held by Dr. Zandman that were outstanding and unvested at the time of his death and the extension of the post-employment exercise period for all such stock options to June 4, 2012, the first anniversary of Dr. Zandman’s death; and (iii) an increase in the annual limit on the Company’s cost to continue health insurance coverage and benefits for Ruta Zandman, Dr. Zandman’s surviving spouse, from $15,000 to $45,000.

Item 9.01 – Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated August 17, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 17, 2011

VISHAY INTERTECHNOLOGY, INC.

		By:	/s/ Gerald Paul
		Name:	Dr. Gerald Paul
		Title:	President and Chief Executive Officer